                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-119615




PROSPECTUS SUPPLEMENT
(To prospectus dated November 1, 2004)

                                 $5,000,000,000

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

                       RETAIL MEDIUM-TERM NOTES, SERIES F
                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                             GENERAL TERMS OF SALE

     The following terms will generally apply to the Retail Medium-Term Notes, Series F that we will sell from time to time using this prospectus supplement and the attached prospectus. Citigroup Global Markets Holdings will include information on the specific terms for each note in a pricing supplement to this prospectus supplement that Citigroup Global Markets Holdings will deliver to prospective buyers of any note. We may offer the notes to or through agents for resale. The maximum amount that Citigroup Global Markets Holdings expects to receive from the sale of the notes is between $4,999,000,000 and $4,750,000,000 after paying the purchasing agent commissions of between $1,000,000 and $250,000,000. We also may offer the notes directly. We have not set a date for termination of our offering.

MATURITY:    9 months or more from the date of
             issue.
INDEXED      Payments of interest or principal may
NOTES:       be linked to the price of one or more
             securities, currencies, commodities,
             goods, measures or events.
REDEMPTION:  Terms of specific notes may permit or
             require redemption at our option or
             repayment at your option.
SURVIVOR'S   Terms of specific notes may require
OPTION:      us, upon request, to repay those
             notes prior to stated maturity
             following the death of the beneficial
             owner of the notes, subject to
             certain conditions.

INTEREST RATES:  Fixed or floating, payable monthly,
                 quarterly, semiannually or
                 annually.
RISKS:           Index risks may exist.
RANKING:         The Retail Medium-Term Notes,
                 Series F are senior notes which are
                 part of our senior indebtedness.
OTHER TERMS:     You should review "Description of
                 the Notes" and the pricing
                 supplement for features that apply
                 to your notes.

                            ------------------------

     CONSIDER CAREFULLY THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     These notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. The notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                                   CITIGROUP

A.G. EDWARDS & SONS, INC.                                EDWARD D. JONES & CO., L.P.
MERRILL LYNCH & CO.                                                   MORGAN STANLEY
UBS INVESTMENT BANK                                              WACHOVIA SECURITIES

November 1, 2004

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Summary.....................................................   S-3
Risk Factors................................................   S-5
Description of the Notes....................................   S-7
Certain United States Federal Income Tax Considerations.....  S-27
Plan of Distribution........................................  S-33
ERISA Matters...............................................  S-34
Legal Matters...............................................  S-34

                                   PROSPECTUS

Prospectus Summary..........................................      1
Forward-Looking Statements..................................      6
Citigroup Global Markets Holdings Inc. .....................      7
Use of Proceeds and Hedging.................................      8
Description of Debt Securities..............................     10
Description of Index Warrants...............................     17
Book-Entry Procedures and Settlement........................     20
Limitations on Issuances in Bearer Form.....................     21
Plan of Distribution........................................     23
ERISA Matters...............................................     26
Legal Matters...............................................     26
Experts.....................................................     26

                                    SUMMARY

     This section summarizes the legal and financial terms of the notes that are described in more detail in "Description of the Notes" beginning on page S-7. Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. The terms in that pricing supplement may vary from and supersede the terms contained in this summary and in "Description of the Notes." In addition, you should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and in that pricing supplement.

Issuer........................   Citigroup Global Markets Holdings Inc.

Purchasing Agent..............   Citigroup Global Markets Inc.

Agents........................   A.G. Edwards & Sons, Inc.
                                 Edward D. Jones & Co., L.P.
                                 Merrill Lynch, Pierce, Fenner & Smith
                                 Incorporated
                                 Morgan Stanley & Co. Incorporated
                                 UBS Securities LLC
                                 Wachovia Capital Markets, LLC

Title of Notes................   Retail Medium-Term Notes, Series F

Amount........................   We may issue up to $5,000,000,000 of notes in
                                 connection with this series. The notes will not contain any limitations on our ability to issue additional indebtedness with terms similar to the notes or otherwise.

Denominations.................   Unless otherwise stated in the applicable
                                 pricing supplement, the minimum denomination of the notes will be $1,000 and any larger amount that is a whole multiple of $1,000.

Ranking.......................   The notes will constitute part of our senior
                                 indebtedness and will rank on an equal basis with all of our other unsecured debt other than subordinated debt.

Maturity......................   Unless otherwise specified in the applicable
                                 pricing supplement, each note will mature on a stated maturity date nine months or more from its date of issue.

Interest......................   Each note will bear interest from its issue
                                 date at a fixed rate per year or at a floating rate, or interest may be linked to the price of one or more securities, currencies, intangibles, articles, commodities or goods or any other financial or economic measure or instrument, including the occurrence or non-occurrence of any event.

                                 Interest on each note will be payable either monthly, quarterly, semiannually or annually on each interest payment date and on the stated maturity date. Accrued interest will also be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to its stated maturity in accordance with its terms.

Principal.....................   The principal amount of each note will be
                                 payable on its stated maturity date or upon earlier redemption or repayment at the corporate trust office of the paying agent or at any other place we may designate.

Redemption and Repayment......   Unless otherwise specified in the applicable
                                 pricing supplement, a note will not be
                                 redeemable at our option or repayable at the option of the holder prior to its stated maturity date. The notes will not be subject to any sinking fund.

Survivor's Option.............   The pricing supplement relating to any note
                                 will indicate if the holder of that note will have the survivor's option, which is an option to elect repayment of the note prior to stated maturity in the event of the death of the beneficial owner of the note. We will repay such note if requested by the authorized representative of the beneficial owner of the note so long as the note was owned by that beneficial owner or the estate of that beneficial owner at least one year prior to the exercise of the survivor's option. The right to exercise the survivor's option is subject to limits set by us on (1) the permitted dollar amount of total exercises by all holders of notes of this series in any calendar year, and
                                 (2) the permitted dollar amount of an
                                 individual exercise by a holder of a note in any calendar year. Additional details on the survivor's option are described in the section entitled "Description of the Notes -- Repayment
                                 Upon Death" on page S-23.

Sale and Clearance............   We will sell the notes in the United States
                                 only. Notes will be issued in book-entry form only and will clear through The Depository
                                 Trust Company. We do not intend to issue notes in certificated form.

Paying Agent..................   The paying agent for the notes is Citibank,
                                 N.A., 111 Wall Street, New York, New York
                                 10005.

Selling Group.................   The selling group for the notes is comprised of
                                 agents and selected dealers. The agents, including the purchasing agent, have entered into a Global Selling Agency Agreement, dated
                                           , 2004. Dealers who are members of
                                 the selling group have executed a Master
                                 Selected Dealer Agreement. The agents and dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations.

Risk Factors..................   For information about risks relating to the
                                 notes, see "Risk Factors" beginning on page
                                 S-5.

                                  RISK FACTORS

     Your investment in the notes will involve certain risks. This prospectus supplement and the accompanying prospectus do not describe all of those risks.

     In addition to the information relating to the business of Citigroup Global Markets Holdings, which is incorporated by reference in the accompanying prospectus, you should, in consultation with your own financial and legal advisors, carefully consider the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the notes or financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these investment risks.

WE MAY CHOOSE TO REDEEM THE NOTES WHEN PREVAILING INTEREST RATES ARE RELATIVELY LOW

     If your notes are redeemable at our option, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

THE SURVIVOR'S OPTION MAY BE LIMITED

     We will have a discretionary right to limit the aggregate principal amount of notes subject to the survivor's option that may be exercised in any calendar year to an amount equal to the greater of $2,500,000 or 1% of the outstanding principal amount of all the notes of this series outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes of this series subject to the survivor's option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of notes. Accordingly, no assurance can be given that exercise of the survivor's option for the desired amount will be permitted in any single calendar year.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

     There is currently no secondary market for the notes. The agents currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of the notes in the secondary market will be affected by supply and demand for the notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

 INTEREST RATES

     We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

 TIME PREMIUM OR DISCOUNT

     As a result of a "time premium or discount," the notes may trade at a value above or below that which would be expected based on the level of interest rates the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning interest rates during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the notes.

 CITIGROUP GLOBAL MARKETS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS

     Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the notes.

CHANGES IN THE VALUE OF UNDERLYING ASSETS OF INDEXED NOTES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU

     An investment in indexed notes may have significant risks that are not associated with a similar investment in a debt instrument that:

     - has a fixed principal amount; and

     - bears interest at either a fixed rate or a floating rate based on nationally published interest rate references.

     The risks of a particular indexed note will depend on the terms of that indexed note. Such risks may include, but are not limited to, the possibility of significant changes in the prices of:

     - the underlying assets;

     - another objective price; and

     - economic or other measures making up the relevant index.

     Underlying assets could include:

     - one or more securities or securities indices;

     - one or more specified foreign currency or currency indices;

     - a combination thereof;

     - intangibles;

     - goods;

     - articles;

     - commodities; and

     - any other financial, economic or other measure or instrument.

     The risks associated with a particular indexed note generally depend on factors over which Citigroup Global Markets Holdings has no control and which cannot readily be foreseen. These risks include:

     - economic events;

     - political events; and

     - the supply of, and demand for, the underlying assets.

     In recent years, currency exchange rates and prices for various underlying assets have been highly volatile. Such volatility may be expected in the future. Fluctuations in rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any indexed note.

     In considering whether to purchase indexed notes, you should be aware that the calculation of amounts payable on indexed notes may involve reference to:

     - an index determined by a subsidiary or an affiliate of Citigroup Global Markets Holdings; or

     - prices that are published solely by third parties or entities which are not regulated by the laws of the United States.

     The risk of loss as a result of linking principal or interest payments on indexed notes to an index and to the underlying assets can be substantial. You should consult your own financial and legal advisors as to the risks of an investment in indexed notes.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes being offered supplements the description of the general terms and provisions of the debt securities set forth in the prospectus. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the debt securities described in the prospectus, you should rely on the information in this prospectus supplement.

     The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, this prospectus supplement and the applicable pricing supplement in making your investment decision.

GENERAL

     Introduction. The notes are a single series of senior debt securities issued under Citigroup Global Markets Holdings' senior debt indenture dated as of December 1, 1988, as amended from time to time, between Citigroup Global Markets Holdings and JPMorgan Chase Bank, as successor trustee. At the date of this prospectus supplement, the notes offered pursuant to this prospectus supplement are limited to an aggregate initial public offering price or purchase price of up to $5,000,000,000. This amount is subject to reduction as a result of the sale of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus form a part, or under a registration statement to which this prospectus supplement and the accompanying prospectus also relate.

     Citigroup Global Markets Holdings reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice. The aggregate amount of notes may be increased from time to time to such larger amount as may be authorized by Citigroup Global Markets Holdings. In addition, Citigroup Global Markets Holdings reserves the right to issue additional series of Retail Medium-Term Notes with terms similar to the notes.

     Ranking. The notes will constitute part of the senior indebtedness of Citigroup Global Markets Holdings and will rank on an equal basis with all other unsecured debt of Citigroup Global Markets Holdings other than subordinated debt.

     If there were an event of default with respect to any senior indebtedness, the trustee or holders of 25% of the principal amount of senior debt securities outstanding in a series could demand that the principal be repaid immediately. See "Description of Debt Securities -- Events of Default and Defaults" in the prospectus.

     On a consolidated basis, the aggregate principal amount of senior indebtedness of Citigroup Global Markets Holdings outstanding as of June 30, 2004 was approximately $76.3 billion. This senior indebtedness consisted of approximately $49.6 billion of term debt, approximately $18.9 billion of commercial paper and approximately $7.8 billion of other short-term borrowings.

     Form of Notes. The notes will be represented initially by a single master global note in fully registered form, without coupons. The master global note will be registered in the name of a nominee of DTC, as depositary, or another depositary named in the pricing supplement. Except as set forth in the accompanying prospectus under "Book-Entry Procedures and Settlement," the notes will not be issuable as certificated notes. See "Book-Entry System" below.

     Denominations. Unless otherwise specified in the applicable pricing supplement, the minimum denomination of the notes will be $1,000 and any larger amount that is a whole multiple of $1,000.

     Maturity. Unless otherwise specified in the applicable pricing supplement, each note will mature on a stated maturity date. The stated maturity date will be a business day nine months or more from its date of issue, as selected by the purchaser and agreed to by Citigroup Global Markets Holdings.

     Interest. Each note will bear interest from its issue date at a fixed rate per year or at a floating rate, or interest may be linked to the price of one or more securities, currencies, intangibles, articles, commodities or goods or any other financial or economic measure or instrument, including the occurrence or non-occurrence of any event.

     Sinking Fund.  The notes will not be subject to any sinking fund.

     Additional Information. The pricing supplement relating to each offering of notes will describe the following terms:

     - the aggregate principal amount of the relevant notes;

     - whether such note

        (1) is a fixed rate note;

        (2) is a floating rate note; or

        (3) is an indexed note on which payments of interest or principal, or both, may be linked to the price of one or more securities, currencies, intangibles, articles, commodities or goods or any other financial or economic measure or instrument, including the occurrence or non-occurrence of any event.

     - the price at which such note will be issued, which will be expressed as a percentage of the aggregate principal amount;

     - the purchasing agent's discount and net proceeds to us;

     - the original issue date on which such note will be issued;

     - the date of the stated maturity;

     - if the note is a fixed rate note, the rate per annum at which the note will bear interest, and whether and how that rate may be changed prior to its stated maturity;

     - if the note is a floating rate note, relevant terms such as:

        (1) the base rate;

        (2) the initial interest rate;

        (3) the interest reset period or the interest reset dates;

        (4) the interest payment dates;

        (5) the index maturity;

        (6) any maximum interest rate;

        (7) any minimum interest rate;

        (8) any spread or spread multiplier; and

        (9) any other terms relating to the particular method of calculating the interest rate for the note and whether and how the spread or spread multiplier may be changed prior to stated maturity;

     - whether the note is a note issued originally at a discount;

     - if the note is an indexed note, in the case of an indexed rate note, the manner in which the amount of any interest payment will be determined or, in the case of an indexed principal note, its face amount and the manner in which the principal amount payable at stated maturity will be determined;

     - whether the note may be redeemed at the option of Citigroup Global Markets Holdings, or repaid at the option of the holder, prior to stated maturity as described under "Optional Redemption, Repayment and Repurchase" below and the terms of its redemption or repayment;

     - the use of proceeds, if materially different than that disclosed in the accompanying prospectus;

     - any special United States federal income tax consequences of the purchase, ownership and disposition of a particular issuance of notes;

     - whether the holder of the note has a survivor's option, as described below under "Repayment Upon Death;" and

     - any other terms of the note provided in the accompanying prospectus, to be set forth in a pricing supplement, or that are otherwise consistent with the provisions of the indenture under which the note will be issued.

     As used in this prospectus supplement, business day means:

     - for any note, any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close; and

     - for LIBOR notes only, a London business day, which shall be any day on which dealings in deposits in the specified currency are transacted in the London interbank market.

PAYMENT OF PRINCIPAL AND INTEREST

     Citigroup Global Markets Holdings will pay the principal of, and any premium and interest on, each note in accordance with the procedures of DTC in effect from time to time. Principal, premium, if any, and interest payable at stated maturity or on a date of redemption or repurchase will be paid by wire transfer in immediately available funds to an account specified by DTC or its nominee. Interest payments on a date other than the stated maturity will be made in accordance with existing arrangements between the paying agent and DTC. Citigroup Global Markets Holdings and the paying agent will treat DTC or its nominee as the owner of each book-entry security for all purposes. Accordingly, Citigroup Global Markets Holdings and the paying agent will have no direct responsibility or liability to pay amounts due on the book-entry securities to you or any other beneficial owners in the book-entry securities. For information about DTC procedures, see "Book-Entry System" beginning on page S-24 and "Book-Entry Procedures and Settlement" in the accompanying prospectus.

     Unless otherwise specified in the applicable pricing supplement, payments of interest on notes in certificated form, other than interest payable at stated maturity or upon redemption or repurchase, will be made by check mailed to the registered holders entitled thereto as described below. Unless otherwise specified in the applicable pricing supplement, principal, premium, if any, and interest payable at the stated maturity or upon redemption or repurchase of a note in certificated form will be paid in immediately available funds upon surrender of the note at the corporate trust office or agency of the paying agent in New York City.

     Unless otherwise specified in this prospectus supplement or the applicable pricing supplement, any payment required to be made on a note on a date, including the stated maturity date, that is not a business day for the note need not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on the specified date.

     Unless otherwise specified in the applicable pricing supplement, if the principal of any original issue discount note, or OID note, other than an indexed note, is declared to be due and payable immediately as a result of the acceleration of stated maturity, the amount of principal due and payable relating to the note will be limited to the aggregate principal amount of the note multiplied by the sum of (1) its issue price, expressed as a percentage of the aggregate principal amount, plus (2) the original issue discount amortized from the date of issue to the date of declaration. Amortization will be calculated using the interest method, computed in accordance with U.S. generally accepted accounting principles in effect on the date of declaration.

FIXED RATE NOTES

     Each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable pricing supplement until its principal amount is paid or made available for payment.

     Unless otherwise specified in the applicable pricing supplement, the interest payment dates for a fixed rate note that provides for monthly interest payments shall be the fifteenth day of each calendar month, commencing in the calendar month that next succeeds the month in which the note is issued. In the case of a fixed rate note that provides for quarterly interest payments, the interest payment dates shall be the fifteenth day of each third month, commencing in the third succeeding calendar month following the month in which the note is issued. In the case of a fixed rate note that provides for semi-annual interest payments, the interest payment dates shall be the fifteenth day of each sixth month, commencing in the sixth succeeding calendar month following the month in which the note is issued. In the case of a fixed rate note that provides for annual interest payments, the interest payment date shall be the fifteenth day of every twelfth month, commencing in the twelfth succeeding calendar month following the month in which the note is issued.

     Unless "accrue to pay" is specified in the applicable pricing supplement or unless otherwise specified in the applicable pricing supplement, if an interest payment date for any fixed rate note would otherwise be a day that is not a business day, any payment required to be made on the note on that date, including the stated maturity date, may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of such delayed payment.

     If in connection with any fixed rate note, "accrue to pay" is specified in the applicable pricing supplement, and any interest payment date for the fixed rate note would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day. Any payment of interest on an interest payment date will include interest accrued through the day before the interest payment date. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

     Unless otherwise set forth in the applicable pricing supplement, the regular record date for any note will be the date, whether or not a business day, fifteen calendar days immediately preceding an interest payment date.

     Interest on a note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date. However, if the date of original issuance is between a regular record date and the corresponding interest payment date, the first interest payment will be made on the next succeeding interest payment date.

FLOATING RATE NOTES

     Each floating rate note will bear interest at the initial interest rate set forth, or otherwise described, in the applicable pricing supplement. The interest payment dates for each floating rate note will be the dates specified in the applicable pricing supplement. The initial interest period is the period from the original issue date to, but not including, the first interest reset date. The interest reset period is the period from each interest reset date to, but not including, the following interest reset date. The initial interest period, and any interest reset period, is an interest period. The interest rate for each floating rate note will be determined based on an interest rate basis, the base rate, plus or minus any spread, or multiplied by any spread multiplier. A basis point, or bp, equals one-hundredth of a percentage point. The spread is the number of basis points that may be specified in the applicable pricing supplement as applicable to the note. The spread multiplier is the percentage that may be specified in the applicable pricing supplement as applicable to the note.

     The applicable pricing supplement will designate one of the following base rates as applicable to a floating rate note:

     - the CD Rate;

     - the Commercial Paper Rate;

     - the Federal Funds Rate;

     - LIBOR;

     - the Treasury Rate;

     - the Prime Rate; or

     - such other base rate as is set forth in the applicable pricing supplement.

     The following terms are used in describing the various base rates.

     The "index maturity" is the period of maturity of the instrument or obligation from which the base rate is calculated.

     "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update or any successor site or publication.

     "Calculation date" means the date on which the calculation agent is to calculate the interest rate which will be the earlier of (1) the tenth calendar day after the related rate determination date, or if any such day is not a business day, the next succeeding business day or (2) the business day preceding the applicable interest payment date or the stated maturity.

     As specified in the applicable pricing supplement, a floating rate note may also have either or both of the following, which will be expressed as a rate per annum on a simple interest basis:

     - maximum interest rate, which will be a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period; and/or

     - minimum interest rate, which will be a minimum limitation, or floor, on the rate at which interest may accrue during any interest period.

     In addition to any maximum interest rate that may be applicable to any floating rate note, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by applicable law. The notes will be governed by the law of New York State. As of the date of this prospectus supplement, the maximum rate of interest under provisions of the New York penal law, with a few exceptions, is 25% per annum on a simple interest basis. Such maximum rate of interest only applies to obligations that are less than $2,500,000.

     Citigroup Global Markets Holdings will appoint and enter into agreements with calculation agents to calculate interest rates on floating rate notes. Unless otherwise specified in the applicable pricing supplement, Citibank, N.A. will be the calculation agent for each floating rate note. All determinations of interest by the calculation agents will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the floating rate notes.

     The interest rate on each floating rate note will be reset on an interest reset date, which means that the interest rate is reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be as follows:

     - in the case of floating rate notes that reset daily, each business day;

     - in the case of floating rate notes that reset weekly, other than Treasury Rate notes, the Wednesday of each week;

     - in the case of Treasury Rate notes that reset weekly and except as provided below under "Treasury Rate Notes," the Tuesday of each week;

     - in the case of floating rate notes that reset monthly, the third Wednesday of each month;

     - in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     - in the case of floating rate notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable pricing supplement; and

     - in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified in the applicable pricing supplement.

     If an interest reset date for any floating rate note would fall on a day that is not a business day, that interest reset date will be postponed to the next succeeding business day. In the case of a LIBOR note, if postponement to the next business day would cause the interest reset date to be in the next succeeding calendar month, the interest reset date will instead be the immediately preceding business day.

     Unless otherwise specified in the applicable pricing supplement and except as set forth below, the rate of interest that goes into effect on any interest reset date will be determined on a rate determination date preceding such interest reset date, as further described below.

     Unless otherwise specified in the applicable pricing supplement, interest payable on floating rate notes will be the interest accrued from and including the original issue date or the last date to which interest has been paid, as the case may be, to but excluding the applicable interest payment date.

     Accrued interest on a floating rate note with more than one interest reset date will be calculated by multiplying the principal amount of the note by an accrued interest factor. If the floating rate note is an indexed principal note, the face amount of the note will be multiplied by the accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed by dividing the interest rate in effect on such day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes and Prime Rate notes. In the case of Treasury Rate notes, the interest factor for each such day will be computed by dividing the interest rate by the actual number of days in the year. The interest factor will be expressed as a decimal calculated to seven decimal places without rounding. For purposes of making the foregoing calculation, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date.

     For all other floating rate notes, accrued interest will be calculated by multiplying the principal amount of the note by the interest rate in effect during the period for which accrued interest is being calculated. That product is then multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes and Prime Rate notes. In the case of Treasury Rate notes, the product is multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by the actual number of days in the year.

     Unless otherwise specified in the applicable pricing supplement, all percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

     Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable as follows.

     - In the case of floating rate notes that reset daily, weekly or monthly, interest will be payable on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement.

     - In the case of floating rate notes that reset quarterly, interest will be payable on the third Wednesday of March, June, September and December of each year.

     - In the case of floating rate notes that reset semiannually, interest will be payable on the third Wednesday of each of two months of each year specified in the applicable pricing supplement.

     - In the case of floating rate notes that reset annually, interest will be payable on the third Wednesday of one month of each year specified in the applicable pricing supplement.

In each of these cases, interest will also be payable at maturity.

     If an interest payment date for any floating rate note would fall on a day that is not a business day, that interest payment date will be postponed to the next succeeding business day, except as described in the next paragraph. In the case of a LIBOR note, if postponement to the next business day would cause the interest payment date to be in the next succeeding calendar month, the interest payment date will instead be the immediately preceding business day.

     If for any floating rate note, the applicable pricing supplement provides that the note does not accrue to pay, and if an interest payment date for that floating rate note would otherwise be a day that is not a business day, the interest payment date will not be postponed. Any payment required to be made on the floating rate note, however, may be made on the next succeeding business day with the same force and effect as if made on the due date. No additional interest will accrue as a result of such delayed payment.

     Upon the request of the holder of any floating rate note, the calculation agent for that note will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for the note.

     CD Rate Notes. Each CD Rate note will bear interest for each interest reset period at an interest rate equal to the CD Rate and any spread or spread multiplier specified in the note and in the applicable pricing supplement.

     The calculation agent will determine the CD Rate on each CD Rate determination date. The CD Rate determination date is the second business day prior to the interest reset date for each interest reset period for negotiable U.S. dollar certificates of deposit having the index maturity designated in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD Rate cannot be determined as described above.

     - If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the CD Rate determination date, then the CD Rate for the interest reset period will be the rate on that date for negotiable U.S. dollar certificates of deposit of the index maturity designated in the applicable pricing supplement as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading "CDs (Secondary Market)."

     - If by 3:00 p.m., New York City time, on the calculation date, the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the CD Rate will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD Rate Determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent for negotiable U.S. dollar certificates of deposit of major United States money center banks of the highest credit standing, in the market for negotiable U.S. dollar certificates of deposit, with a remaining maturity closest to the index maturity designated in the pricing supplement in a denomination of $5,000,000.

     - If the dealers selected by the calculation agent, however, are not quoting offered rates as mentioned in the preceding sentence, the CD Rate for that interest reset period will be the same as the CD Rate for the immediately preceding interest reset period. If there was no such interest reset period, the CD Rate will be the initial interest rate.

     CD Rate notes, like other notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

     Commercial Paper Rate Notes. Each Commercial Paper Rate note will bear interest for each interest reset period at an interest rate equal to the Commercial Paper Rate and any spread or spread multiplier, specified in the note and the applicable pricing supplement.

     The calculation agent will determine the Commercial Paper Rate on each Commercial Paper Rate determination date. The Commercial Paper Rate determination date is the business day immediately preceding the interest reset date for each interest reset period. The Commercial Paper Rate will be the money market yield on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial."

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above.

     - If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Commercial Paper Rate determination date, then the Commercial Paper Rate for the interest reset period will be the money market yield on that date of the rate for commercial paper of the specified index maturity as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading "Commercial
       Paper -- Nonfinancial."

     - If by 3:00 p.m., New York City time, on such calculation date, the above rate is not yet published, then the Commercial Paper Rate for the interest reset period will be the money market yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on that date, of three leading dealers of U.S. dollar commercial paper in New York City selected by the calculation agent for such Commercial Paper Rate note for commercial paper of the specified index maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent by a nationally recognized rating agency.

     - If the dealers selected by the calculation agent, however, are not quoting offered rates as mentioned in the preceding sentence, the Commercial Paper Rate for the interest reset period will be the same as the Commercial Paper Rate for the immediately preceding interest reset period. If there was no such interest reset period, the Commercial Paper Rate will be the initial interest rate.

Money market yield will be calculated as follows:

                              D X 360
money market yield   =     -------------  X 100
                           360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable interest reset period.

     Federal Funds Rate Notes. Each Federal Funds Rate note will bear interest for each interest reset period at an interest rate equal to the Federal Funds Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine the Federal Funds Rate on each Federal Funds Rate determination date. The Federal Funds Rate determination date is the business day immediately preceding interest reset date for that interest reset period. The Federal Funds Rate will be the rate for U.S. dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" and displayed on Moneyline Telerate (or any successor service) on Page 120 (or any other page as may replace the specified Page on that service).

     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above.

     - If the above rate does not appear on Moneyline Telerate on Page 120 or is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Federal Funds Rate determination date, the Federal Funds Rate for the interest reset period will be the rate on that date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate," or other recognized electronic source used for the purpose of displaying the applicable rate.

     - If by 3:00 p.m., New York City time, on the calculation date the above rate is not yet published, then the Federal Funds Rate for the interest reset period will be the arithmetic mean of rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City, selected by the calculation agent prior to 9:00 a.m., New York City time, on that Federal Funds Rate determination date.

     - If the brokers so selected by the calculation agent are not quoting as mentioned above, the Federal Funds Rate for the interest reset period will be the Federal Funds Rate in effect for the particular Federal Funds Rate determination date. If there was no Federal Funds Rate in effect for the interest reset period, the Federal Funds Rate will be the initial interest rate.

     In the case of a Federal Funds Rate note that resets daily, the interest rate on the note for the period from and including a Monday to but excluding the succeeding Monday will be reset by the calculation agent for the note on the second Monday, or, if not a business day, on the next succeeding business day, to a rate equal to the average of the Federal Funds Rates in effect for each day in that week.

     LIBOR Notes. Each LIBOR note will bear interest for each interest reset period at an interest rate equal to LIBOR and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine LIBOR on each LIBOR determination date. The LIBOR determination date is the second London business day prior to the interest reset date for each interest reset period.

     On a LIBOR determination date, the calculation agent will determine LIBOR for each interest reset period as follows.

     The calculation agent will determine the offered rates for deposits in the specified currency for the period of the index maturity specified in the applicable pricing supplement commencing on the interest reset date, which appear on the "designated LIBOR page" at approximately 11:00 a.m., London time, on that date.

     - If "LIBOR Moneyline Telerate" is designated in the applicable pricing supplement, or if neither "LIBOR Reuters" nor "LIBOR Moneyline Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, "designated LIBOR page" means the display designated as page "3750" on the Moneyline Telerate Service, and LIBOR will be the relevant offered rate determined by the calculation agent. If page "3750" on the Moneyline Telerate Service is replaced by another page, or if the Moneyline Telerate Service is replaced by a successor service, then "LIBOR Moneyline Telerate" means the replacement page or service selected to display the London interbank offered rates of major banks.

     - If "LIBOR Reuters" is designated in the applicable pricing supplement, "designated LIBOR page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service and LIBOR will be the arithmetic means of the offered rates, calculated by the calculation agent, or the offered rate, if the designated LIBOR page by its terms provides only for a single rate. If the LIBO page on that service is replaced by another page, or if the Reuters Monitor Money Rates Service is replaced by a successor service, then "LIBOR Reuters" means the replacement page or service selected to display the London interbank offered rates of major banks.

     If LIBOR cannot be determined on a LIBOR determination date as described above, then the calculation agent will determine LIBOR as follows.

        - The calculation agent will select four major banks in the London interbank market.

        - The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR determination date. These quotations shall be for deposits in the specified currency for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount equal to at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

     (1) If two or more quotations are provided, LIBOR for the interest reset period will be the arithmetic mean of those quotations.

     (2) If less than two quotations are provided, the calculation agent will select three major banks in New York City and follow the steps in the two bullet points below.

        - The calculation agent will then determine LIBOR for the interest reset period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the LIBOR determination date. The rates quoted will be for loans in the specified currency, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

        - If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no preceding interest reset period, the LIBOR Rate will be the initial interest rate.

     Treasury Rate Notes. Each Treasury Rate note will bear interest for each interest reset period at an interest rate equal to the Treasury Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     Treasury Rate Notes other than Constant Maturity Treasury Rate Notes

     Unless "Constant Maturity" is specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate for the auction held on the Treasury Rate determination date for the interest reset period of treasury securities as that rate appears on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace the page on that service) or on page 57 (or any other page as may replace that page on that service) under the heading "INVESTMENT RATE." Treasury securities are direct obligations of the United States that have the index maturity specified in the applicable pricing supplement.

     If the Treasury Rate cannot be determined as described above, the following procedures will be followed in the order set forth below.

     (1) If the Treasury rate is not published prior to 3:00 P.M., New York City time on the related calculation date, then the Treasury Rate will be the Bond Equivalent Yield (as defined below) of the rate for the applicable treasury securities as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High."

     (2) If the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of the applicable treasury securities as announced by the United States Department of the Treasury.

     (3) If the rate referred to in clause (2) above is not so announced by the United States Department of the Treasury, or if the auction is not held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on the Treasury Rate determination date of the applicable treasury securities published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market."

     (4) If the rate referred to in clause (3) is not so published by 3:00 p.m., New York City time, on the related calculation date, then the Treasury Rate will be the rate on the Treasury Rate determination date of the applicable treasury securities as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market."

     (5) If the rate referred to in clause (4) is not so published by 3:00 p.m., New York City time, on the related calculation date, then the Treasury Rate will be the rate on the Treasury Rate determination date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Treasury Rate determination date, of three primary United States government securities dealers selected by the calculation agent, for the issue of treasury securities with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

     (6) If the dealers selected by the calculation agent are not quoting bid rates as mentioned in (5) above, then the Treasury Rate for such interest reset period will be the same as the Treasury Rate for the immediately preceding interest reset period. If there was no preceding interest reset period, the Treasury Rate will be the initial interest rate.

     The Treasury Rate determination date for each interest reset period will be the day of the week in which the interest reset date for that interest reset period falls on which treasury securities would normally be auctioned.

     Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Treasury Rate determination date pertaining to the interest reset period commencing in the next succeeding week. If an auction date falls on any day that would otherwise be an interest reset date for a Treasury Rate note, then that interest reset date will instead be the business day immediately following the auction date.

     Bond Equivalent: Yield will be calculated as follows:

Bond Equivalent Yield  =        D X N      X    100
                            -------------
                            360 - (D X M)

where "D" refers to the applicable per annum rate for treasury securities quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable interest reset period.

     Constant Maturity Treasury Rate Notes

     If "Constant Maturity" is specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate displayed on the designated CMT Telerate page under the caption

"Treasury Constant Maturities" under the column for the designated CMT maturity index in the following manner.

     - If the designated CMT Moneyline Telerate page is 7051, the Treasury Rate will be the rate on the Constant Maturity Treasury Rate determination date.

        - If the rate referred to above does not appear on Moneyline Telerate Page 7051, then the Treasury Rate will be the treasury constant maturity rate for the designated CMT maturity index as published in the relevant H.15(519) under the caption "Treasury Constant Maturities."

        - If the rate referred to above does not so appear in H.15(519), then the Treasury Rate will be the constant treasury maturity rate on the Constant Maturity Treasury Rate determination date for the designated CMT maturity index as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would have otherwise been published in H.15(519).

     - If the designated CMT Moneyline Telerate page is 7052, the Treasury Rate will be the average for the week or for the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month, as applicable, in which the related Constant Maturity Treasury Rate determination date occurs.

        - If the rate referred to above does not appear on Moneyline Telerate Page 7052, then the Treasury Rate will be the one-week or one-month, as specified in the applicable pricing supplement, average of the treasury constant maturity rate for the designated CMT maturity index for the week or month as applicable, preceding the Constant Maturity Treasury determination date as published in the relevant H.15(519) under the caption "Treasury Constant Maturities."

        - If the rate referred to above does not so appear in H.15(519), then the Treasury Rate will be the one-week or one-month, as specified in the applicable pricing supplement, average of the constant treasury maturity rate for the designated CMT maturity index as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the Constant Maturity Treasury Rate determination date falls.

     If the Treasury Rate cannot be determined as indicated above, the following procedures will be followed in the order set forth below:

     (1) If the above information, as applicable, is not so published, then the calculation agent will calculate the Treasury Rate on the Constant Maturity Treasury Rate determination date as follows:

        - The Treasury Rate will be a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on the Constant Maturity Treasury Rate determination date of three leading U.S. government securities dealers in New York City, for Treasury notes. The Treasury notes will be United States treasury securities, with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than such designated CMT maturity index minus one year and in a principal amount that is representative for a single transaction in the securities in that market at that time.

        - The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be the agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

     (2) If three or four, but not five, of such dealers provide quotations as described above, then the Treasury Rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

     (3) If the calculation agent is unable to obtain three such Treasury note quotations as described in (1) above, the Treasury Rate on such Constant Maturity Treasury Rate determination date will be calculated by the calculation agent as follows.

        - The rate will be a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on the Constant Maturity Treasury Rate determination date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining maturity closest to the index maturity specified in the applicable pricing supplement, and in an amount that is representative for a single transaction in that market at that time.

        - If two Treasury notes with an original maturity, as described above, have remaining terms to maturity equally close to the designated CMT maturity index, the calculation agent will obtain quotations for the Treasury note with the shorter remaining term to maturity and will use such quotations to calculate the Treasury Rate as set forth above.

        - The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be the agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

     (4) If three or four, but not five, of such dealers provide quotations as described above, then the Treasury Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

     (5) If fewer than three dealers selected by the calculation agent provide quotations as described in (3) above, the Treasury Rate determined as of the Constant Maturity Treasury Rate determination date will be the Treasury Rate in effect on such Constant Maturity Treasury Rate determination date.

     "Designated CMT Moneyline Telerate page" means the display on the Telerate Service, or any successor service on the page specified in the applicable pricing supplement, or any other page as may replace such page on that service, or any successor service, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the designated CMT Telerate page will be 7052 for the most recent week.

     "Designated CMT maturity index" means the original period to maturity of the U.S. Treasury securities, either one, two, three, five, seven, ten, twenty or thirty years, specified in the applicable pricing supplement for which the Treasury Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the designated CMT maturity index will be two years.

     The "Constant Maturity Treasury Rate determination date" will be the second business day prior to the interest reset date for the applicable interest reset period.

     The CMT Rate for a Treasury security maturity as published as of any business day is intended to be indicative of the yield of a U.S. Treasury security having as of that business day a remaining term to maturity equivalent to its maturity. The CMT Rate as of any business day is based upon an interpolation by the U.S. Treasury of the daily yield curve of outstanding Treasury securities. This yield curve, which relates the yield on a security to its time to maturity, is based on the over-the-counter market bid yields on actively traded Treasury securities. Such yields are calculated from composites of quotations reported by leading U.S. government securities dealers, which may include one or more of the calculation agents or other affiliates of Citigroup Global Markets Holdings. Certain constant maturity yield values are read from the yield curve. Interpolation from the yield curve provides a theoretical yield for a Treasury security having ten years to maturity, for example, even if no outstanding Treasury security has as of that date exactly ten years remaining to maturity.

     Prime Rate Notes. Prime Rate notes will bear interest at a rate equal to the Prime Rate and any spread or spread multiplier specified in the Prime Rate notes and the applicable pricing supplement.

     The calculation agent will determine the Prime Rate for each interest reset period on each Prime Rate determination date. The Prime Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Prime Rate will be the rate made available and subsequently published on that date in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the Prime Rate cannot be determined as described above.

     - If the rate is not published prior to 3:00 P.M., New York City time, on the related calculation date, then the Prime Rate will be the rate on the Prime Rate determination date that is published in the H.15 Daily Update under the heading "Bank Prime Loan."

     - If the rate referred to above is not published prior to 3:00 P.M., New York City time, on the related calculation date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME1 page as such bank's prime rate or base lending rate on the Prime Rate determination date.

     - If fewer than four such rates appear on the Reuters Screen USPRIME1 page, then the calculation agent will select three major banks in New York City. The Prime Rate will be the arithmetic mean of the prime rates quoted by those three banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date.

     - If the banks that the calculation agent selects do not provide quotations as described above, then the Prime Rate will remain the same as the Prime Rate in effect on the Prime Rate determination date.

     "Reuters Screen USPRIME1 page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or any successor service or page, for the purpose of displaying prime rates or base lending rates of major United States banks.

     Inverse Floating Rate Notes. Any floating rate note may be designated in the applicable pricing supplement as an inverse floating rate note. In such an event, unless otherwise specified in the applicable pricing supplement, the interest rate on the floating rate note will be equal to:

     - in the case of the period, if any, commencing on the issue date, or the date on which the note otherwise begins to accrue interest if different from the issue date, up to the first interest reset date, a fixed rate of interest established by Citigroup Global Markets Holdings as described in the applicable pricing supplement; and

     - in the case of each period commencing on an interest reset date, a fixed rate of interest specified in the pricing supplement minus the interest rate determined based on the base rate as adjusted by any spread and/or spread multiplier.

However, on any inverse floating rate note, the interest rate will not be less than zero.

     Floating/Fixed Rate Notes. The applicable pricing supplement may provide that a note will be a floating rate note for a specified portion of its term and a fixed rate note for the remainder of its term. In such an event, the interest rate on the note will be determined as if it were a floating rate note and a fixed rate note for each respective period, all as specified in the applicable pricing supplement.

INDEXED NOTES

     Citigroup Global Markets Holdings may from time to time offer indexed notes on which some or all interest payments, in the case of an indexed rate note, and/or the principal amount payable at stated maturity or earlier redemption or retirement, in the case of an indexed principal note, is determined based on:

     - the principal amount of the notes or, in the case of an indexed principal note, the amount designated in the applicable pricing supplement as the "face amount" of the indexed note; and

     - an index, which may be based on:

          (1) prices, changes in prices, or differences between prices, of one or more securities, currencies, intangibles, goods, articles or commodities;

          (2) the application of a formula; or

          (3) an index which shall be such other objective price, economic or other measures as are described in the applicable pricing supplement.

A description of the index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined based on such index, will be set forth in the applicable pricing supplement.

     If a fixed rate note, floating rate note or indexed rate note is also an indexed principal note, the amount of any interest payment will be determined based on the face amount of that indexed note unless specified otherwise in the applicable pricing supplement. If an indexed note is also an indexed principal note, the principal amount payable at stated maturity or any earlier redemption or repayment of the indexed note may be different from the face amount.

     If a third party is appointed to calculate or announce the index for a particular indexed note, and the third party either (1) suspends the calculation or announcement of that index or (2) changes the basis upon which the index is calculated in a manner that is inconsistent with the applicable pricing supplement, then Citigroup Global Markets Holdings will select another third party to calculate or announce the index. Citigroup Global Markets Inc. or another affiliate of Citigroup Global Markets Holdings may be either the original or successor third party selected by Citigroup Global Markets Holdings.

     If for any reason the index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then any indexed interest payments or any indexed principal amount of the indexed note will be calculated in the manner set forth in the applicable pricing supplement. Any determination by the selected third party will be binding on all parties, except in the case of an obvious error.

     Unless otherwise specified in the applicable pricing supplement, for the purpose of determining whether holders of the requisite principal amount of notes outstanding under the applicable indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of indexed notes will be deemed to be the face amount stated on the notes. Unless otherwise specified in the applicable pricing supplement, in the event of an acceleration of the stated maturity of an indexed note, the principal amount payable to the holder of the note upon acceleration will be the principal amount determined based on the formula used to determine the principal amount of the note on the stated maturity of the note, as if the date of acceleration were the stated maturity.

     An investment in indexed notes has significant risks, including wide fluctuations in market value as well as in the amounts of payments due, that are not associated with a similar investment in a conventional debt security. These risks depend on a number of factors including supply and demand for the particular security, currency, commodity or other good or article to which the note is indexed and economic and political events over which Citigroup Global Markets Holdings has no control. See "Risk Factors -- Changes in the Value of Underlying Assets of Indexed Notes Could Result in a Substantial Loss to You" above for a discussion of these considerations.

     Fluctuations in the price of any particular security or commodity, in the rates of exchange between particular currencies or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price or rates of exchange that may occur during the term of any indexed notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks of an investment in indexed notes.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     The pricing supplement relating to each note will indicate whether the note can be redeemed at the option of Citigroup Global Markets Holdings, in whole or in part prior to its stated maturity. The applicable pricing supplement will also indicate (1) the optional redemption date or dates on which the note may be redeemed and (2) the redemption price at which, together with accrued interest to such optional redemption date, the note may be redeemed on each optional redemption date.

     Unless otherwise specified in the applicable pricing supplement, at least 30 days prior to the date of redemption, the paying agent will mail notice of redemption, first class, postage prepaid, to the holder of the note and to the trustee. Unless otherwise specified in the applicable pricing supplement, Citigroup Global Markets Holdings may exercise the option relating to a redemption of a note in part only by notifying the paying agent and the trustee for such note at least 60 days prior to any optional redemption date. In the event of redemption of a note in part only, a new note or notes for the unredeemed portion of the note or notes will be issued to the holder of that note or notes upon the cancellation of the note or notes. Unless otherwise specified in the applicable pricing supplement, the notes may not be redeemed.

     The pricing supplement relating to each note will also indicate whether the holder of that note will have the option to elect repayment of the note by Citigroup Global Markets Holdings prior to its stated maturity. If so, the pricing supplement will specify (1) the optional repayment date or dates on which the note may be repaid and (2) the optional repayment price. The optional repayment price is the price at which, together with accrued interest to such optional repayment date, the note may be repaid on each optional repayment date.

     In order for a note to be repaid, the paying agent and the trustee must receive, at least 30 but not more than 60 days prior to an optional repayment date:

     (1) the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

     (2) a telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth:

        - the name of the holder of the note;

        - the principal amount of the note to be repaid;

        - the certificate number or a description of the tenor and terms of the note;

        - a statement that the option to elect repayment is being exercised; and

        - a guarantee that the form entitled "Option to Elect Repayment" on the reverse of the note duly completed will be received by the trustee not later than five business days after the date of the telex, facsimile transmission or letter.

     If the guarantee procedure described in clause (2) above is followed, then the repayment form duly completed must be received by the trustee by the fifth business day. Exercise of the repayment option by the holder is irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note, provided, that the principal amount of the note remaining outstanding after repayment is an authorized denomination.

     Because the notes will be issued in book-entry form (except in very limited circumstances), DTC's nominee will be the holder of the note and, therefore, will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment relating to a particular note, the beneficial owner of that note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC.

     Except in the case of an optional redemption by Citigroup Global Markets Holdings at a stated redemption price provided for in the applicable pricing supplement, if Citigroup Global Markets Holdings redeems or repays a note that is an original issue discount note prior to its stated maturity, then Citigroup Global Markets Holdings will pay the amortized face amount of the note as of the date of redemption or repayment regardless of anything else stated in this prospectus supplement.

     The amortized face amount of a note on any date means the amount equal to:

     - the issue price set forth in the applicable pricing supplement plus

     - that portion of the difference between the issue price and the stated principal amount of the note that has accrued by that date at

        (1) the bond yield to maturity set forth on the face of the applicable pricing supplement, or

        (2) if so specified in the applicable pricing supplement, the bond yield to call set forth on the face of the note.

These computations will be made in accordance with generally accepted United States bond yield computation principles. However, the amortized face amount of a note will never exceed its stated principal amount. The bond yield to call listed in a pricing supplement will be computed on the basis of:

     - the first occurring optional redemption date with respect to the note;
       and

     - the amount payable on the optional redemption date.

In the event that any note is not redeemed on the first occurring optional redemption date, the bond yield to call that applies to the note will be recomputed on the optional redemption date on the basis of (1) the next occurring optional redemption date and (2) the amount payable on the optional redemption date. The bond yield to call will continue to be so recomputed on each succeeding optional redemption date until the note is so redeemed.

     Citigroup Global Markets Holdings may at any time purchase notes at any price in the open market or otherwise. Notes so purchased by Citigroup Global Markets Holdings may, at the discretion of Citigroup Global Markets Holdings, be held, resold or surrendered to the trustee for cancellation.

REPAYMENT UPON DEATH

     The pricing supplement relating to any note will indicate if the holder of that note will have the survivor's option, which is an option to elect repayment of the note prior to its stated maturity in the event of the death of the beneficial owner of the note. Such note must have been owned by that beneficial owner or the estate of that beneficial owner at least one year prior to the exercise of the survivor's option.

     Pursuant to exercise of the survivor's option, Citigroup Global Markets Holdings will repay any note (or applicable portion of any note) properly tendered for repayment by a representative of that person who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner), at a price equal to the amortized face amount thereof plus accrued interest to the date of such repayment, subject to the following limitations.

     Citigroup Global Markets Holdings may, in its sole discretion, limit the aggregate principal amount of all notes of this series for which exercises of the survivor's option will be accepted in any calendar year to an amount equal to the greater of $2,500,000 or 1% of the principal amount of all of the notes of this series outstanding as of the end of the most recent calendar year. In the event that such limitation is applied, Citigroup Global Markets Holdings may limit to $250,000 the aggregate principal amount of notes (or portions of notes) of this series for which exercise of the survivor's option will be accepted during a calendar year for any individual deceased beneficial owner of notes. Moreover, Citigroup Global Markets Holdings will not make principal repayments due to exercise of the survivor's option in amounts that are less than $1,000. In the event that the limitations described in the preceding sentences would result in the partial repayment of any note, the principal amount of such note remaining outstanding after repayment must be at least $1,000. A valid exercise of the survivor's option may not be withdrawn.

     The death of a person holding a beneficial ownership interest in a note as a joint tenant with right of survivorship or tenant by the entirety with another person, or as a tenant in common with the deceased holder's spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note so held, plus accrued interest to the date of repayment, will be subject to repayment upon exercise of the survivor's option. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder's spouse will be deemed the death of a beneficial owner only with respect to such deceased person's interest in the note.

     The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note, will be deemed the death of the beneficial owner of that note for purposes of the survivor's option, regardless of whether that beneficial owner was the registered holder of that note, if entitlement to those interests can be established to the satisfaction of Citigroup Global Markets Holdings and the paying agent. Such beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note during his or her lifetime.

     The amortized face amount of a note on any date shall be the amount equal to

     - the issue price set forth on the face of the applicable pricing supplement plus

     - that portion of the difference between the issue price and the stated principal amount of the note that has accrued by such date at

        (1) the bond yield to maturity set forth on the face of the applicable pricing supplement or

        (2) if so specified in the applicable pricing supplement, the bond yield to call printed on its face. Such yield will be computed in each case in accordance with generally accepted United States bond yield computation principles. However, the amortized face amount of a note shall never exceed its stated principal amount. The bond yield to call listed on the face of a pricing supplement shall be computed on the basis of the first occurring optional redemption date for that note and the amount payable on the optional redemption date. If any note is not redeemed on its first optional redemption date, the bond yield to call for that note will be recomputed on the optional redemption date on the basis of the next occurring optional redemption date and the amount payable on that optional redemption date, and will continue to be so recomputed on each succeeding optional redemption date until the note is redeemed.

     Each note that is tendered pursuant to valid exercise of the survivor's option will be accepted promptly in the order all such notes are tendered, except for any note (or portions thereof) the acceptance of which, in the event Citigroup Global Markets Holdings imposed either of the limits described in the preceding paragraph, would

     - contravene the annual limitation for this series or

     - result in the acceptance during the then current calendar year of an aggregate principal amount of notes (or portions thereof) of this series exceeding $250,000 for the relevant individual deceased beneficial owner.

     If at the end of the calendar year Citigroup Global Markets Holdings has not imposed the annual limit for this series or if the aggregate principal amount of notes of this series that have been accepted during that year due to exercise of the survivor's option has not exceeded the annual limitation for this series, Citigroup Global Markets Holdings may accept notes from individual deceased owners in amounts that exceed the normal $250,000 per-person limit. In this case, Citigroup Global Markets Holdings will accept notes or portions of notes exceeding the $250,000 limit in the order they were received, up to the annual limitation for that calendar year. Any note or portion of a note accepted for repayment due to the exercise of the survivor's option will be repaid on the first January 15 or July 15 that occurs 20 or more calendar days after the date of such acceptance. If that date is not a business day, payment will be made on the next succeeding business day. Each note (or any portion thereof) tendered for repayment that is not accepted in any calendar year due to the application of such annual limitation will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note (or any portion thereof) that is tendered for repayment due to the valid exercise of the survivor's option is not accepted, the paying agent will deliver to any affected representative a notice that states the reasons the note (or portion thereof) has not been accepted for repayment. The notice will be sent by first-class mail to the broker or other entity that represents the deceased beneficial owner of the note (or, in the case of a certificated note, to the registered holder thereof at its last known address as indicated on the records of the security registrar).

     Subject to the foregoing, in order for a survivor's option to be validly exercised, the paying agent must receive:

     - a written request for repayment signed by the representative. Such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

     - appropriate evidence satisfactory to Citigroup Global Markets Holdings and the paying agent that (1) the representative has authority to act on behalf of the deceased beneficial owner; (2) the death of such beneficial owner has occurred; and (3) the deceased was the beneficial owner of such note at the time of death;

     - if applicable, a properly executed assignment or endorsement; and

     - if the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the paying agent from that nominee attesting to the beneficial ownership of the note. All questions as to the eligibility or validity of any exercise of the survivor's option will be determined by Citigroup Global Markets Holdings, in its sole discretion, and those determinations will be final and binding on all parties.

     Because the notes will be issued in book-entry form (except in very limited circumstances), the depositary's nominee will be the holder of that note and therefore will be the only entity that can exercise the survivor's option for the note. To obtain repayment upon exercise of the survivor's option for a note, the representative must provide to the broker or other entity through which the deceased beneficial owner holds an interest in the note:

     - the documents described in the first and second bullet points of the preceding paragraph; and

     - instructions to the broker or other entity to notify the depositary of the representative's desire to obtain repayment pursuant to exercise of the survivor's option.

     The broker or other entity will provide to the paying agent:

     - the documents received from the representative referred to in the first bullet point of the preceding paragraph; and

     - a certificate satisfactory to the paying agent from the broker or other entity stating that it represents the deceased beneficial owner.

     The broker or other entity will be responsible for disbursing to the appropriate representative any payments it receives due to exercise of the survivor's option.

     A representative may obtain more information regarding the survivor's option from Citibank, N.A., the paying agent, at 111 Wall Street, 15th Floor, New York, New York 10005 Attention: Citibank Agency and Trust Customer Service (telephone 1-800-422-2066), during normal business hours.

BOOK-ENTRY SYSTEM

     All of the notes are expected to be issued in book-entry form only. Upon issuance, and unless the rules of DTC state otherwise, all notes issued in book-entry form will be represented by a fully registered master global note certificate. The master global note representing the book-entry notes will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Book-entry notes will not be exchangeable for certificated notes and, except under the circumstances described in the prospectus under "Book-Entry Procedures and Settlement," will not otherwise be issuable as certificated notes. If the book-entry notes are exchanged for certificated notes, the paying agent will keep the registration books at its corporate office and follow the procedures prescribed in the indenture and other customary practices and procedures.

     A further description of DTC's procedures regarding book-entry notes is set forth in the prospectus under "Book-Entry Procedures and Settlement." DTC has confirmed to Citigroup Global Markets Holdings, the agents and the trustee that it intends to follow such procedures.

OTHER PROVISIONS

     The terms in the applicable pricing supplement may modify any provisions relating to:

     - the determination of an interest rate basis;

     - the specification of an interest rate basis;

     - calculation of the interest rate applicable to, or the principal payable at maturity on, any note;

     - interest payment dates; or

     - any other related matters.

DEFEASANCE

     The defeasance provisions described in the prospectus will not be applicable to the notes except as set forth in the applicable pricing supplement.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material United States federal income tax considerations that may be relevant to a holder of a note. The summary is based on:

     - laws;

     - regulations;

     - rulings; and

     - decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with holders that will hold notes as capital assets. This summary does not address all of the United States federal income tax considerations that may be relevant to a beneficial owner of notes. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including, without limitation:

     - banks or other financial institutions;

     - tax-exempt entities;

     - insurance companies;

     - regulated investment companies;

     - common trust funds;

     - entities that are treated for United States federal income tax purposes as partnerships or other pass-through entities;

     - controlled foreign corporations;

     - dealers in securities or currencies;

     - traders in securities that elect mark to market;

     - persons that will hold notes as a part of an integrated investment, including a straddle, a synthetic security or hedge or a conversion transaction, comprised of a note and one or more other positions; or

     - United States holders (as defined below) that have a functional currency other than the U.S. dollar.

Any special United States federal income tax considerations relevant to a particular issue of notes, including any indexed notes or notes providing for contingent payments, will be provided in the applicable pricing supplement. Purchasers of such notes should carefully examine the applicable pricing supplement and should consult with their tax advisors with respect to those notes.

     Prospective investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

     As used in this prospectus supplement, the term United States holder means:

     - a citizen or resident of the United States;

     - a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate, if United States federal income taxation is applicable to the income of such estate regardless of its source; or

     - a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.

As used in this summary, the term "non-United States holder" means a holder who is not a United States holder and the term "United States" means the United States of America, including the fifty states and the District of Columbia, but excluding its territories and possessions.

UNITED STATES HOLDERS

Payments of Interest

     Payments of qualified stated interest, as defined below under "Original Issue Discount," on a note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States holder's method of tax accounting.

Purchase, Sale and Retirement of Notes

     A United States holder's tax basis in a note generally will equal the cost of that note to such holder

     (1) increased by any amounts includible in income by the holder as original issue discount ("OID") and market discount (each as described below) and

     (2) reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on the note.

     Upon the sale, exchange, retirement or other taxable disposition (collectively, a "disposition") of a note, a United States holder generally will recognize gain or loss equal to the difference between (1) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income in the manner described above under "Payments of Interest," and (2) the United States holder's adjusted tax basis in the note.

     Except as discussed below in connection with market discount and short-term notes, gain or loss recognized by a United States holder on the sale, exchange, retirement or other taxable disposition of a note will generally be long term capital gain or loss if the United States holder's holding period for the note exceeded one year at the time of such disposition.

Original Issue Discount

     In General. Notes with a term greater than one year may be issued with OID for United States federal income tax purposes. Such notes are called OID notes in this prospectus supplement. United States holders generally must accrue OID in gross income over the term of the OID notes on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States holders generally will recognize taxable income in respect of an OID note in advance of the receipt of cash attributable to such income.

     OID generally will arise if the stated redemption price at maturity of the note exceeds its issue price by more than a de minimis amount equal to 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a note has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a note is the first price at which a substantial amount of notes is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the sum of all payments due under the note, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID note at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

     For each taxable year of a United States holder, the amount of OID that must be included in gross income in respect of an OID note will be the sum of the daily portions of OID for each day during that taxable year or any portion of the taxable year in which such a United States holder held the OID note. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID note. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

     The amount of OID allocable to any accrual period generally will equal (1) the product of the OID note's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity (as adjusted to take into account the length of the accrual period), less (2) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID note at the beginning of any accrual period will equal the issue price of the OID note, as defined above, (1) increased by previously accrued OID from prior accrual periods, and (2) reduced by any payment made on the note, other than payments of qualified stated interest, on or before the first day of the accrual period.

     Acquisition Premium. A United States holder that purchases an OID note for an amount less than or equal to the remaining redemption amount, but in excess of the OID note's adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction. The numerator of this fraction is the excess of the United States holder's adjusted tax basis in the OID note immediately after its purchase over the OID note's adjusted issue price. The denominator of the fraction is the excess of the remaining redemption amount over the OID note's adjusted issue price. For purposes of this prospectus supplement,

     - "acquisition premium" means the excess of the purchase price paid by a United States holder for an OID note over the OID note's adjusted issue price; and

     - "remaining redemption amount" means the sum of all amounts payable on an OID note after the purchase date other than payments of qualified stated interest.

     The notes may have special redemption, repayment or interest rate reset features, as indicated in the applicable pricing supplement. Notes containing such features, in particular OID notes, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisors relating to such notes.

Market Discount

     If a United States holder purchases a note, other than a short-term note, for an amount that is less than the note's stated redemption price at maturity or, in the case of an OID note, for an amount that is less than the note's revised issue price, i.e., the note's issue price increased by the amount of accrued OID, the note will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above (in the second paragraph under "Original Issue Discount"). Any gain recognized by the United States holder on the sale, exchange, retirement or other taxable disposition of notes having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by such United States holder.

     Alternatively, the United States holder may elect to include market discount in income currently over the life of the note. Such an election will apply to market discount notes acquired by the United States holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note.

Short-Term Notes

     The rules set forth above also will generally apply to notes having maturities of not more than one year from the date of issuance. Those notes are called short-term notes in this prospectus supplement. Certain modifications apply to these general rules.

     First, none of the interest on a short-term note is treated as qualified stated interest. Instead, interest on a short-term note is treated as part of the short-term note's stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term notes will be OID notes. OID will be treated as accruing on a short-term note ratably, or at the election of a United States holder, under a constant yield method.

     Second, a United States holder of a short-term note that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term note in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such note until the maturity of the note or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a disposition of the note as ordinary income to the extent of the holder's accrued OID on the note, and as short-term capital gain to the extent the gain exceeds accrued OID. A United States holder of a short-term note using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States holder using the accrual method of tax accounting generally will be required to include OID on a short-term note in income on a current basis.

     Third, any United States holder of a short-term note, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the note on a current basis. If such an election is made, the OID rules will not apply to the note. Acquisition discount is the excess of the note's stated redemption price at maturity over the holder's purchase price for the note. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

     As described above, the notes may have special redemption features. These features may affect the determination of whether a note has a maturity of not more than one year and thus is a short-term note. Purchasers of notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisors in relation to such features.

Notes Purchased at a Premium

     A United States holder that purchases a note for an amount in excess of the remaining redemption amount will be considered to have purchased the note at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the United States holder on or after the beginning of the first taxable year to which the election applies. Such election may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period. For a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder's tax basis when the note matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize premium and holds the note to maturity will generally be required to treat the premium as capital loss when the note matures.

     See "Original Issue Discount -- Acquisition Premium" above for a discussion of the treatment of a note purchased for an amount less than or equal to the remaining redemption amount but in excess of the note's adjusted issue price.

Information Reporting and Backup Withholding

     Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of notes. In addition, United States holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

NON-UNITED STATES HOLDERS

     Under current United States federal income tax law:

     - withholding of United States federal income tax will not apply to a payment on a note to a non-United States holder, provided that,

        (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citigroup Global Markets Holdings entitled to vote and is not a controlled foreign corporation related to Citigroup Global Markets Holdings through stock ownership;

        (2) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements; and

        (3) neither Citigroup Global Markets Holdings nor its paying agent has actual knowledge or reason to know that the beneficial owner of the note is a United States holder.

     - withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a note.

     Despite the above, if a non-United States holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States holder maintains a permanent establishment within the United States) and the interest on the notes is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), such non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States holder were a United States holder. In addition, a non-United States holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, if certain tax treaties apply, such lower rates as provided) branch profits tax.

     Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

     - that gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

     - the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

     In general, backup withholding and information reporting will not apply to a payment of interest on a note to a non-United States holder, or to proceeds from the disposition of a note by a non-United States holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States holder and neither Citigroup Global Markets Holdings nor its paying agent has actual knowledge or reason to know to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States holder's United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the amounts of payments made on a note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

                              PLAN OF DISTRIBUTION

     Under the terms of a Global Selling Agency Agreement, dated November 1, 2004, the notes will be offered from time to time by Citigroup Global Markets Holdings to Citigroup Global Markets Inc., as purchasing agent, for subsequent resale to the agents and other selected dealers. The agents and Citigroup Global Markets Holdings are parties to the Global Selling Agency Agreement. We may also modify the group of agents appointed to sell the notes. Citigroup Global Markets Holdings will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. An agent will have the right to reject any proposed purchase in whole or in part. Citigroup Global Markets Holdings reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement, the accompanying prospectus or any pricing supplement without notice.

     The following table summarizes the aggregate commissions or discounts payable in connection with offerings of the notes. Commissions and discounts will vary depending upon the stated maturity of the notes.

                            PUBLIC                AGENTS'                   PROCEEDS, BEFORE
                           OFFERING              DISCOUNTS                    EXPENSES, TO
                            PRICE             AND COMMISSIONS       CITIGROUP GLOBAL MARKETS HOLDINGS
                           --------           ---------------       ---------------------------------
Principal Amount......  $5,000,000,000   $1,000,000 -- $250,000,000 $4,999,000,000 -- $4,750,000,000
Total.................            100%          0.02%-5.00%                  99.98%-95.00%

     Citigroup Global Markets Holdings will sell the notes to the purchasing agent at a discount which may be greater or less than the range specified above. The discount at which Citigroup Global Markets Holdings sells the notes to the purchasing agent will be set forth in the applicable pricing supplement. The purchasing agent also may sell notes to the agents at a discount not in excess of the discount it receives from Citigroup Global Markets Holdings.

     Following the solicitation of orders, each of the agents and the selected dealers, severally and not jointly, may purchase notes as principal for its own account from the purchasing agent. Unless otherwise set forth in the applicable pricing supplement, the notes will be purchased by the agents and the selected dealers for resale by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold to investors, the public offering price and any discount or concession may be changed.

     Citigroup Global Markets Holdings reserves the right to sell notes directly to investors on its own behalf and to enter into agreements similar to the agency agreement with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by Citigroup Global Markets Holdings.

     Unless notes are issued upon the reopening of a prior series, no note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. An agent may make a market in the notes, but no agent is obligated to do so. An agent may discontinue any market-making at any time without notice, at its sole discretion. There can be no assurance of the existence or liquidity of a secondary market for any notes, or that the maximum amount of notes will be sold.

     Citigroup Global Markets Holdings estimates that its total expenses for the offering, excluding underwriting commissions or discounts, will be approximately $2,500,000.

     Any agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Citigroup Global Markets Holdings has agreed to indemnify the agents against liabilities relating to material misstatements and omissions, or to contribute to payments that the agents may be required to make relating to these liabilities. Citigroup Global Markets Holdings will reimburse the agents for customary legal and other expenses incurred by them in connection with the offer and sale of the notes.

     Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in New York City on the date of settlement.

     Concurrently with the offering of notes through the agents as described in this prospectus supplement, Citigroup Global Markets Holdings may issue other securities under the indentures referred to in the prospectus.

     The broker-dealer subsidiaries or affiliates of Citigroup Global Markets Holdings, including Citigroup Global Markets Inc., are members of the NASD and may participate in offerings of the notes. Accordingly, offerings of the notes in which Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus supplement, the accompanying prospectus and the related pricing supplement may be used by an agent or other subsidiaries or affiliates of Citigroup Global Markets Holdings in connection with offers and sales of the notes offered by this prospectus supplement in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. An agent or these other subsidiaries or affiliates may act as principal or agent in such transactions.

                                 ERISA MATTERS

     Each purchaser and subsequent transferee of the notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the notes through and including the date of disposition of such notes that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) any government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the notes.

                                 LEGAL MATTERS

     Edward F. Greene, Esq., General Counsel of Citigroup Global Markets Holdings, 388 Greenwich Street, New York, New York 10013, will act as legal counsel to Citigroup Global Markets Holdings. Mr. Greene beneficially owns, or has rights to acquire under employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup Inc. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will act as legal counsel for the agents. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and its subsidiaries and affiliates and may do so in the future.

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                                 $5,000,000,000

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

                       RETAIL MEDIUM-TERM NOTES, SERIES F
                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                         ------------------------------

                             PROSPECTUS SUPPLEMENT
                                NOVEMBER 1, 2004

                             (INCLUDING PROSPECTUS
                            DATED NOVEMBER 1, 2004)

                         ------------------------------

                                   CITIGROUP

A.G. Edwards & Sons, Inc.                          Edward D. Jones & Co., L.P.
Merrill Lynch & Co.                                             Morgan Stanley
UBS Investment Bank                                        Wachovia Securities

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